EXHIBIT 5.1
OPINION OF COUNSEL
December 8, 2005
Laserscope
3070 Orchard Drive
San Jose, CA 95134-2011

Re:	Registration Statement on Form S-8 Laserscope 2004 Stock Option Plan
Ladies and Gentlemen:
     At your request, we are rendering this opinion in connection with the proposed issuance of up to 450,000 shares of Laserscope Common Stock, no par value, reserved for issuance under the 2004 Stock Option Plan (the “Plan”) of Laserscope, a California corporation (the “Company”).
     We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.
     Based on such examination, we are of the opinion that the 450,000 shares of Common Stock to be issued by the Company pursuant to the Plan have been validly authorized and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP